Exhibit 10.1

PROPOSAL FOR SURRENDER OF COLLATERAL AND STRICT FORECLOSURE

This PROPOSAL FOR SURRENDER OF COLLATERAL AND STRICT FORECLOSURE (the “Proposal”), dated as of October 10, 2019, to FTE Networks, Inc., a Nevada corporation (“FTE”), and the other Credit Parties listed on the signature page hereto, from Lateral Juscom Feeder LLC, a Delaware limited liability company, as the administrative agent (in such capacity, the “Agent”) under the Credit Agreement referenced below, and the lenders party hereto and their respective successors and assigns.

R E C I T A L S:

WHEREAS, the Agent, the lenders from time to time party thereto (including their respective successors and assigns, the “Lenders”) and FTE, Benchmark Builders, Inc. (as used herein, the term “Benchmark” refers to Benchmark Builders, Inc. and its successors, including by merger) and Jus-Com, Inc. (“Jus-Com”, and together with FTE and Benchmark, the “Borrower”) have entered into that certain Amended and Restated Credit Agreement, dated as of July 2, 2019 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”; capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement), pursuant to which, among other things, (i) the Credit Agreement amended and restated that certain Credit Agreement dated as of October 28, 2015 (as amended, restated, supplemented or otherwise modified prior to the Credit Agreement, the “Original Credit Agreement”) and (ii) the Lenders agreed, subject to the terms and conditions set forth in the Credit Agreement, to make certain financial accommodations to the Credit Parties;

WHEREAS, to induce the Lenders to enter into the Original Credit Agreement, and as consideration therefor, FTE and the other Credit Parties executed that certain Guaranty and Security Agreement, dated as of October 28, 2015 (the “Guaranty and Security Agreement”), under which, as security for FTE’s obligations under the Original Credit Agreement and, subsequently, the Credit Agreement, FTE granted to the Agent, for the benefit of the Lenders, a security interest in substantially all of FTE’s assets (the “Collateral”), including its equity interests in all of its domestic subsidiaries, all deposit accounts and all commercial tort claims;

WHEREAS, the Agent perfected the security interests granted to the Lenders (i) by filing Uniform Commercial Code (“UCC”) financing statements in the applicable jurisdiction of each Credit Party, including the filing of a UCC financing statement with the Secretary of State of the State of Nevada on or about December 28, 2015, assigned file number 2015035591-5, identifying FTE as a debtor, and (ii) with respect to deposit accounts pursuant to which perfection is established through control, by entering into account control agreements with the various banking institutions with which the Credit Parties maintained their accounts, including that certain Deposit Account Control Agreement, entered into as of February 4, 2019 (the “Bank of America DACA”), by and among FTE, certain other subsidiaries party thereto, the Agent, and Bank of America, N.A., pursuant to which the Agent, for the benefit of the Lenders, obtained control over all of FTE’s deposit accounts;

WHEREAS, in connection with FTE’s acquisition of Benchmark on or about April 20, 2017, Benchmark executed a Joinder Agreement, dated as of April 20, 2017, pursuant to which Benchmark become a party to the Guaranty and Security Agreement and pledged substantially all of its assets as Collateral to secure the obligations under the Original Credit Agreement (as amended) and, subsequently, the Credit Agreement;

WHEREAS, the Agent perfected the security interests granted to the Lenders by Benchmark (i) by filing a UCC financing statement with the Department of State of the State of New York on or about April 27, 2017, assigned file number 201704270203152, identifying Benchmark as a debtor, and (ii) with respect to deposit accounts pursuant to which perfection is established through control, by entering into, among other documents, (x) the Bank of America DACA and (y) that certain Blocked Account Control Agreement, dated as of June 27, 2018, among Benchmark, JPMorgan Chase Bank, N.A., and the Agent, in each case pursuant to which the Agent, for the benefit of the Lenders, obtained control over all of Benchmark’s deposit accounts;

WHEREAS, the Agent is in possession of the stock of Benchmark;

WHEREAS, certain Credit Parties hold certain commercial tort litigation claims, fraud claims, and insurance claims against (a) various lenders under various merchant cash advance or other agreements for Indebtedness that was incurred but not permitted under the Credit Agreement, including but not limited to claims against those entities set forth on Schedule 1 hereto, and (b) FTE’s former management arising from the actions of certain officers and directors (i) in breach of their respective employment agreements, (ii) taken in violation of their fiduciary duties, and/or (iii) taken in contravention of the Credit Agreement resulting in a default thereunder (collectively, the “Litigation Claims”);

WHEREAS, the Agent properly perfected its security interest granted to the Lenders in the Litigation Claims under the Guaranty and Security Agreement by filing a UCC financing statement with the Secretary of State of the State of Nevada on or about February 12, 2019, assigned file number 2019005397-5, identifying FTE as a debtor and identifying the Litigation Claims as the collateral, and filed similar UCC financing statements in each applicable jurisdiction with respect to the other Credit Parties;

WHEREAS, on or around July 31, 2019, certain judgments in the aggregate amount of approximately $4.2 million were entered against FTE in favor of six holders of convertible notes of FTE, and FTE failed to satisfy, vacate or stay the first such judgment entered within 30 days, thereby triggering an Event of Default under the Credit Agreement (the “Existing Default”);

WHEREAS, based upon the Credit Parties’ current liquidity needs and the distressed circumstances in which they are operating, and the historical and projected earnings of the Credit Parties’ businesses, the Lenders believe there is not enough value to repay the Obligations in full and, therefore, insufficient asset value for any recovery for any junior priority or subordinated obligations, any unsecured creditors and the equity owners of FTE;

WHEREAS, the Lenders have proposed to transfer (i) to Benchmark Holdings LLC (“Benchmark Holdings”), all of FTE’s (a) equity interests in Benchmark (the “Benchmark Equity”) and (b) cash on hand at FTE in excess of specified levels, as more particularly provided herein (“FTE Cash” and, together with the Benchmark Equity, the “Benchmark Subject Collateral”) and (ii) to Lateral Recovery LLC (“Lateral Holdings” and, together with Benchmark Holdings, the “Foreclosing Lenders”), all of the Credit Parties’ interests in the Litigation Claims (the “Lateral Subject Collateral” and, together with the Benchmark Subject Collateral, the “Subject Collateral”), in each case free and clear of all liens, claims, interests and encumbrances to the full extent provided under applicable law, in full satisfaction of the Obligations, pursuant to Article 9-620 of the UCC, as adopted in the State of New York (the “New York UCC”);

WHEREAS, subject to the terms hereof, the Agent and the Foreclosing Lenders have agreed to accept the Subject Collateral in full satisfaction of the Obligations, by surrender (i) of the Benchmark Subject Collateral to Benchmark Holdings and (ii) of the Lateral Subject Collateral to Lateral Holdings.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Agent and the Foreclosing Lenders propose as follows:

Section 1. Recitals Incorporated. The recitals and prefatory phrases and paragraphs set forth above are hereby incorporated in full, and made a part of, this Proposal.

Section 2. ACKNOWLEDGMENTS

2.1. Acknowledgment of Obligations. By consenting to this Proposal, each Credit Party acknowledges, confirms and agrees that as of the close of business on October 9, 2019, (a) the Borrower is indebted to the Lenders in respect of (i) the Existing Term Loans in the aggregate principal amount of not less than $40,907,224 plus accrued but unpaid interest in the aggregate amount of not less than $1,363,574, and (ii) the Super Senior Term Loans in the aggregate principal amount of $13,365,595 plus accrued but unpaid interest in the aggregate amount of not less than $178,208. By consenting to this Proposal, each Credit Party further acknowledges, confirms and agrees that all such Term Loans, together with interest accrued and accruing thereon (including any interest at the default rate), and all fees, costs, expenses and other charges now or hereafter payable by any Credit Party to the Agent and the Lenders, are unconditionally owing by such Credit Party to the Agent and the Lenders, without offset, defense or counterclaim of any kind, nature or description whatsoever.

2.2. Acknowledgment of Security Interests. By consenting to this Proposal, each Credit Party acknowledges, confirms and agrees that the Agent has a valid, enforceable and perfected first-priority lien upon and security interest in the Collateral (including the Subject Collateral) heretofore granted to the Agent (on behalf of the Lenders) pursuant to the Credit Agreement and the Loan Documents or otherwise granted to or held by the Agent.

2.3. Binding Effect of Documents. By consenting to this Proposal, each Credit Party acknowledges, confirms and agrees that: (a) the agreements and obligations of each Credit Party contained in each of the Credit Agreement and the other Loan Documents and in this Proposal constitute the legal, valid and binding Obligations of such Credit Party, enforceable against it in accordance with its respective terms, and such Credit Party has no valid defense to the enforcement of such Obligations, and (b) the Agent and the Lenders are and shall be entitled to the rights, remedies and benefits provided for under the Credit Agreement, the other Loan Documents and applicable law.

2.4. Acknowledgement of Defaults. By consenting to this Proposal, each Credit Party acknowledges and agrees that the Existing Default has occurred and is continuing and constitutes an “Event of Default,” as defined under the Credit Agreement, and entitle the Foreclosing Lenders (constituting all Lenders under the Credit Agreement) and the Agent on behalf of the Foreclosing Lenders to exercise their respective rights and remedies under the Loan Documents, applicable law, or otherwise.

2.5. All Lenders are Parties to the Proposal. The Agent and undersigned Lenders represent and warrant that the undersigned Lenders (i) constitute Required Lenders under the Credit Agreement, (ii) constitute all Lenders under the Credit Agreement, (iii) own in the aggregate 100% of the Loans outstanding under the Credit Agreement, and (iv) shall provide this Proposal in advance of any assignment to, and shall be binding on, their respective assignees.

Section 3. SURRENDER OF COLLATERAL AND STRICT FORECLOSURE.

3.1. Strict Foreclosure. Pursuant to Articles 9-620 and 9-621 of the New York UCC, and solely to the extent applicable to the transactions contemplated hereby, as adopted in other states, the Foreclosing Lenders agree as of the Effective Date to accept FTE’s and the other Credit Parties’ interests in the Subject Collateral in full satisfaction of the Obligations (the “Strict Foreclosure”). Upon the effectiveness of the Strict Foreclosure on the Effective Date (as defined below), (i) Benchmark Holdings, in respect of the Benchmark Subject Collateral, and (ii) Lateral Holdings, in respect of the Lateral Subject Collateral, shall own all of the Credit Parties’ rights, titles and interests in and to the applicable Subject Collateral free and clear of all liens, claims, interests and encumbrances to the full extent provided under applicable law. Each Credit Party irrevocably consents to and unconditionally accepts the Foreclosing Lenders’ and the Agent’s acceptance of the Subject Collateral as set forth above in satisfaction of the Obligations in accordance with and as required by Articles 9-620(a)(1) and 9-620(c)(2) of the New York UCC. Each Credit Party agrees the Strict Foreclosure shall constitute an “acceptance” of collateral in satisfaction of the Obligations in accordance with and to the extent required by Articles 9-620(a)(1) and 9-620(c)(2) of the New York UCC. The Credit Parties shall execute and deliver to the Foreclosing Lenders and the Agent such additional documents and take such further action as may be necessary or reasonably desirable to effectuate the Strict Foreclosure. By consenting to this Proposal, the Credit Parties (a) covenant and agree that they will not challenge, object to or otherwise contest the effectiveness of the Strict Foreclosure; and (b) waive any right to redeem the Subject Collateral under Article 9-623 of the New York UCC. In accordance with Articles 9-620 through 9-622 of the New York UCC, subject to the terms and conditions set forth in this Proposal, on the Effective Date, the Foreclosing Lenders hereby direct the Agent to convey, and based on that direction, the Agent hereby conveys all of its right, title and interest in and to (i) the Benchmark Subject Collateral to Benchmark Holdings and (ii) the Lateral Subject Collateral to Lateral Holdings.

3.2. Acceptance of Subject Collateral in Full Satisfaction. The Agent, at the direction of the Foreclosing Lenders, hereby accepts the transfers pursuant to Article 9-620 of the New York UCC and other applicable laws, of all of each Credit Party’s right, title and interest in and to the Subject Collateral in full satisfaction of the Obligations.

3.3. Effect of Acceptance of Subject Collateral. By consenting to this Proposal, each Credit Party: (a) agrees that it has received notice sufficient for compliance with Articles 9-620 and 9-621 of the New York UCC and, in the alternative, expressly waives (i) any requirement for receipt of such notice and any right to notification of sale, transfer, conveyance or surrender of the Subject Collateral pursuant to Articles 9-620 and 9-621 of the New York UCC, and (ii) any remedies, rights, defenses or actions such Credit Party might have as a result of failure to have received such notice; (b) waives the right, if any, to redeem the Subject Collateral under Article 9-623 of the New York UCC or otherwise; (c) waives any right to object to the sale, transfer, conveyance or surrender of the Subject Collateral pursuant to Article 9-620 of the New York UCC or otherwise; (d) waives any obligation of the Agent to dispose of the Subject Collateral; (e) waives any other right, whether legal or equitable, that such Credit Party may have in and to the Subject Collateral; and (f) agrees that the transactions contemplated herein are commercially reasonable.

3.4. Transfer of Ownership in Satisfaction of Liens and Claims. Upon the occurrence of the Effective Date, the Agent and Lenders conclusively are deemed to have released their liens and security interests in all Collateral other than the Subject Collateral. With respect to the Subject Collateral, ownership of the Subject Collateral shall be vested with Benchmark Holdings, in respect of the Benchmark Subject Collateral, and Lateral Holdings, in respect of the Lateral Subject Collateral. Upon the occurrence of the Effective Date, the Credit Parties are released from any and all continuing Obligations to and claims of the Agent and Lenders under the Credit Agreement, the Guaranty and Security Agreement, or any other Loan Documents. The Agent and Lenders undertake to execute, deliver and/or file any and all termination statements and other instruments as may be necessary or appropriate, in each applicable governmental agency or UCC filing office, promptly following the Effective Date so as to properly reflect the release of all liens and security interests in all Collateral other than the Subject Collateral.

Section 4. representations and warranties

4.1. Credit Party Representations and Warranties. By consenting to this Proposal, each Credit Party hereby represents, warrants and covenants as follows:

(a) Each Credit Party (i) is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable; and (ii) has the power and authority to execute, deliver, and perform its obligations under, this Proposal.

(b) The execution, delivery and performance by each of the Credit Parties of this Proposal have been duly authorized by all necessary action, and do not and will not (i) contravene the terms of any of that Person’s Organization Documents or (ii) conflict with or result in any material breach or contravention of, or result in the creation of any Lien under, any order, injunction, writ or decree of any governmental authority to which such Person or its Property is subject.

(c) No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any governmental authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party or any Subsidiary of any Credit Party of this Proposal.

(d) The acceptance of and consent to this Proposal constitutes the legal, valid and binding obligation of the Credit Parties, enforceable against such Person in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

Section 5. CONDITIONS TO EFFECTIVENESS OF THIS PROPOSAL

5.1. Conditions to Effectiveness. This Proposal shall become effective at the time (the “Effective Date”) that all of the following conditions precedent have been met (or waived) as determined by the Agent and the Forbearing Lenders in their sole discretion:

(a) the Agent shall have received duly executed signature pages for this Proposal signed by the Agent, the Foreclosing Lenders, FTE and the other Credit Parties;

(b) the following debt shall have been contributed to Benchmark Holdings: (i) the CFGMS Debt, and (ii) the LeoGroup Debt (and the Credit Parties, by consenting to this Proposal, consent to any transfer of the LeoGroup Debt to effectuate the contribution);

(c) Benchmark shall have converted to a limited liability company;

(d) FTE shall receive one or more documents, in form and substance reasonably acceptable to FTE and the Administrative Agent, providing for (i) the transfer of the Series H stock and (ii) the release of all obligations under the Amended Sacramone Note, the Amended Series A Benchmark Notes and the Amended Series B Benchmark Notes, in each case on terms and conditions set forth therein; and

(e) FTE, Benchmark Holdings, and Benchmark shall enter into and execute a transition services agreement (the “Transition Services Agreement”), in the form attached hereto as Exhibit A.

Section 6. ASSIGNMENT OF CLAIMS

6.1. Ownership of Claims. In consenting to this Proposal, the Credit Parties acknowledge that, as of the Effective Date, they own and have all rights in the Litigation Claims and have not sold, assigned, pledged, encumbered or in any way transferred or granted any rights or interests with respect to the Litigation Claims, other than the grant of a security interest in the Litigation Claims under the Loan Documents.

6.2. Effect of Foreclosure. By consenting to this Proposal, the Credit Parties acknowledge and agree that (a) as a result of the Strict Foreclosure on the Litigation Claims and the acceptance of the Litigation Claims by Lateral Holdings, effective on the Effective Date the Credit Parties shall have no further interest, right, title or ownership in the Litigation Claims or right to initiate, advance or otherwise prosecute any or all of the Litigation Claims, and (b) from and after the Effective Date, Lateral Holdings shall have succeeded to all rights, titles and interests of the Credit Parties in and to the Litigation Claims, ownership of the Litigation Claims shall vest in Lateral Holdings, Lateral Holdings shall be the sole owner of the Litigation Claims and may take any and all actions in accordance with such rights, including without limitation to (i) initiate legal proceedings against any party related to the Litigation Claims and (ii) collect and keep for its own benefit all damages or other payments (including, without limitation, settlement payments) that it may collect from any party based on the Litigation Claims; provided, however, that any payments received after Lateral Holdings has received payments in an aggregate amount of $25.0 million (net of all costs and expenses, including attorneys’ fees and other professional fees, incurred in pursuing the Litigation Claims) shall be turned over to FTE by Lateral Holdings for FTE’s benefit.

Section 7. MISCELLANEOUS

7.1. Transition Services Agreement. On the Effective Date, FTE, Benchmark and Benchmark Holdings shall enter into the Transition Services Agreement, in the form attached hereto as Exhibit A, to allow FTE to utilize certain facilities and equipment of Benchmark for a limited period of time.

7.2. Working Capital Cash Payments to FTE.

(a) Schedule 2 to this Proposal sets forth a list of all accounts payable, Indebtedness for borrowed money, convertible note obligations, back rent (and accelerated rent, if any), under capital or operating leases, judgments, guarantees of subsidiary Indebtedness or obligations, and any other monetary obligation that potentially may be due and owing to a creditor of FTE as of the Effective Date (the “Remainder Obligations”). By consenting to this Proposal, FTE certifies to Agent that Schedule 2 is a complete, true and accurate list of all Remainder Obligations as of the date hereof.

(b) Beginning on the first Business Day of each month following the Effective Date and thereafter until the earlier of (i) October 10, 2021, (ii) the repayment in full of the Remainder Obligations, and (iii) the occurrence of a Working Capital Termination Event (as defined below) (such period, the “Working Capital Period”), Benchmark shall remit $300,000 (the “Working Capital Cash Payment”) to FTE. A “Working Capital Termination Event” means any of the following: (i) the certification set forth in Section 7.2(a) is not true as of the date made; (ii) FTE shall have breached the covenant in Section 7.2(d); (iii) FTE and its subsidiaries shall, for three consecutive months during the Working Capital Period, have positive cash flow (as determined in accordance with the accounting principles, policies and procedures FTE applies to the preparation of its financial statements, in excess of $100,000; (iv) FTE shall merge, consolidate, amalgamate or enter into any similar combination with (including by division) any other Person or complete the liquidation, wind-up or dissolution of itself (or suffer any liquidation or dissolution to be completed); (v) any of the Credit Parties commences an Insolvency Proceeding; or (vi) an involuntary Insolvency Proceeding is commenced against any Credit Party and is not dismissed within sixty days thereof. At Benchmark’s election, if FTE fails to make a timely payment of any Remainder Obligation, and such payment default has not been remedied within the applicable cure period under the relevant governing document (if any), Benchmark may make such payment directly to the obligee of such Remainder Obligation and deduct the amount of such payment from the next Working Capital Cash Payment(s).

(c) Benchmark shall transfer $3 million of cash to FTE on the Effective Date; provided that in order to satisfy the foregoing obligation, Benchmark may elect to foreclose on all of FTE’s cash on hand except for $3 million.

(d) FTE shall use the Working Capital Cash Payment to fund the Remainder Obligations set forth on Schedule 2 hereto as well as for any reasonable premium or other reasonable payments required to maintain director and officer insurance covering FTE’s directors.

(e) The Remainder Obligations are not being assumed by Benchmark, Benchmark Holdings, Lateral Holdings, the Agent, the Foreclosing Lenders, or any other party, and no party other than FTE and the Credit Parties (other than Benchmark) shall be liable for such obligations. In consenting to this Proposal, and subject to the timely payment to FTE of all required Working Capital Cash Payments, FTE and the Credit Parties (other than Benchmark) agree to indemnify (which such indemnity may take the form of offset against future Working Capital Cash Payments) and hold harmless Benchmark, Benchmark Holdings, Lateral Holdings, the Agent, the Foreclosing Lenders, Brian McMahon and Fred Sacramone, and each of their respective affiliates and each of their respective directors, officers, employees, partners, representatives, investors, advisors and agents and each of their respective successors and assigns (each, a “Working Capital Indemnified Party”) from and against any and all Claims (as defined below) brought after the Effective Date against a Working Capital Indemnified Party that relate to FTE’s failure to pay any of the Remainder Obligations owed by it.

7.3. Reaffirmation. By consenting to this Proposal, each Credit Party confirms that until the occurrence of the Effective Date, the Obligations are and continue to be secured by the security interests granted by such Credit Party in favor of the Agent for the benefit of the Lenders under the Guaranty and Security Agreement.

7.4. Further Assurances. The parties hereto shall execute and deliver such additional documents and take such further action as may be necessary or desirable to effectuate the provisions and purposes of this Proposal, including to ensure the Benchmark Subject Collateral is vested in Benchmark Holdings and the Lateral Subject Collateral is vested in Lateral Holdings.

7.5. Successors and Assigns. This Proposal shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

7.6. Severability. Any provision of this Proposal held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Proposal.

7.7. Reviewed by Attorneys. Each party has been afforded an opportunity to discuss this Proposal with, and have this Proposal reviewed by, such attorneys and other persons as such party may wish, and has entered into this Proposal and executed and delivered all documents in connection herewith, of its own free will and accord and without threat, duress or other coercion of any kind by any Person. The parties hereto acknowledge and agree that neither this Proposal nor the other documents executed pursuant hereto shall be construed more favorably in favor of one than the other based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation and preparation of this Proposal and the other documents executed pursuant hereto or in connection herewith.

7.8. Release by Credit Parties. By consenting to this Proposal, except for Claims (as defined below) expressly arising under this Proposal, FTE and the other Credit Parties each hereby absolutely and unconditionally releases and forever discharges the Agent and the Lenders, and, solely in their respective capacities as such, any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns of the Agent and the Forbearing Lenders, together with all of the present and former directors, officers, agents, attorneys, and employees of any of the foregoing, each solely in its respective capacity as such (collectively, the “Releasees”), from any and all any and all actions, causes of action, counterclaims, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, rights, claims, demands, liabilities, losses, rights to reimbursement, subrogation, indemnification or other payment, costs or expenses, and reasonable attorneys’ fees, whether at law or in equity, of any kind, nature or description whatsoever, known or unknown, suspected or unsuspected, fixed or contingent, and whether representing a past, present or future obligation (“Claims”), whether arising in law or equity or upon contract or tort or under any provincial, state, local or federal law or otherwise, which the Borrower or the other Credit Parties have had, now have or have made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Proposal, whether such claims, demands and causes of action are matured or unmatured or known or unknown (the “Release”). It is the intention of the Borrower and the other Credit Parties in consenting to this Proposal that the Release shall be effective as a bar to each and every Claim except for any Claims expressly arising under this Proposal. By consenting to this Proposal, FTE and the other Credit Parties acknowledge that each may hereafter discover facts different from or in addition to those now known or believed to be true with respect to such Claims and agree that this instrument shall be and remain effective in all respects notwithstanding any such differences or additional facts.

7.9. Release of Other Indebtedness. On the Effective Date, Benchmark Holdings hereby absolutely and unconditionally releases and forever discharges FTE and the other Credit Parties from (i) the CFGMS Debt, and (ii) the LeoGroup Debt (the foregoing, collectively, the “Released Debt Obligations”).

7.10. Relationship. The relationship between the Agent and the Foreclosing Lenders, on the one hand, and Credit Parties, on the other hand, is that of creditor and debtor and not that of partners or joint venturers. This Proposal does not constitute a partnership agreement, or any other association between the Agent and Forbearing Lenders, on the one hand, and Credit Parties, on the other hand. In consenting to this Proposal, each Credit Party acknowledges that the Agent and the Foreclosing Lenders have acted at all times only as a creditor to the Credit Parties within the normal and usual scope of the activities normally undertaken by a creditor and in no event have the Agent or the Foreclosing Lenders attempted to exercise any control over the Credit Parties or their business or affairs.

7.11. Indemnification. Each Credit Party (other than Benchmark) agrees to indemnify (which such indemnity may take the form of offset against future Working Capital Cash Payments) and hold harmless Benchmark, Benchmark Holdings, and each of their respective affiliates and each of their respective directors, officers, employees, partners, representatives, investors, advisors and agents and each of their respective successors and assigns from and against (i) any and all Claims brought after the Strict Foreclosure that relate to FTE and that (A) are not claims brought by or on behalf of existing stockholders or creditors of FTE (including derivative claims brought by one or more stockholders on behalf of FTE) concerning the validity or legality of the foreclosure and related transactions contemplated by this Proposal and (B) do not primarily relate to or arise from Benchmark’s business or operations prior to the Effective Date, and (ii) any liability of any Credit Party (other than Benchmark) for taxes (including any interest, penalties or other additions thereto), and (iii) without duplication, any liability for taxes (including any interest, penalties or other additions thereto) of the “affiliated group” (within the meaning of Section 1504 of the Internal Revenue Code) of which FTE is the common parent or any consolidated, combined, unitary or similar group under state or local tax law that includes Benchmark, on the one hand, and any Credit Party (other than Benchmark), on the other hand, including any liability arising from the several liability for taxes of such affiliated group under Treasury Regulations Section 1.1502-6 or any analogous provisions of state or local tax law.

7.12. Final Agreement. This Proposal represents the final agreement between the parties hereto with respect to its subject matter and may not be contradicted by evidence of prior or contemporaneous oral agreements among the parties. There are no oral agreements between the parties hereto with respect to the subject matter of this Proposal.

7.13. Revival of Obligations. Notwithstanding any other provision of this Proposal, and in the event FTE or any other Credit Party becomes a debtor in a case under Title 11 of the United States Code (the “Bankruptcy Code”), in the event that the foreclosure on and resulting transfer of the Subject Collateral, or any part thereof, is subsequently invalidated, declared to be a fraudulent or preferential transfer, set aside, avoided and/or required to be repaid to a trustee, receiver or any other party, whether under any bankruptcy law, state or federal law, common law or equitable cause, or otherwise, then the Obligations and the Released Debt Obligations, together with all defenses, claims, counterclaims, rights and remedies, both legal and equitable, that FTE or any Credit Party has or may have under the Credit Agreement, the applicable governing document or applicable law in respect of the Released Debt Obligations, shall be revived and reinstated and shall continue in full force and effect until (i) the Lenders have received payment in full in respect of the Obligations and (ii) Benchmark Holdings has received payment in full in respect of the Released Debt Obligations.

7.14. Governing Law and Jurisdiction.

(a) Governing Law. The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Proposal and all transactions and agreements contemplated hereby, including its validity, interpretation, construction, performance and enforcement (including any claims sounding in contract or tort law arising out of the subject matter hereof and any determinations with respect to post-judgment interest).

(b) Submission to Jurisdiction. Any legal action or proceeding with respect to this Proposal shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America sitting in the Southern District of New York and each Credit Party consenting to this Proposal hereby accepts for itself and in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts; provided that nothing in this Proposal shall limit the right of the Agent to commence any proceeding in the federal or state courts of any other jurisdiction to the extent the Agent determines that such action is necessary or appropriate to exercise its rights or remedies under this Proposal. The parties hereto irrevocably waive any objection, including an objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the brining of any such action or proceeding in such jurisdictions.

(c) Service of Process. By consenting to this Proposal, each Credit Party (i) irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the Unites States with respect to or otherwise arising out of or in connection with this Proposal by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of the Borrower specified in the Credit Agreement (and shall be effective when such mailing shall be effective, as provided therein), and (ii) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

7.15. Waiver of Jury Trial. THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS PROPOSAL, THE OTHER LOAN DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

7.16. Headings. The captions and headings of this Proposal are for convenience of reference only and shall not affect the interpretation of this Proposal.

7.17. Counterparts. This Proposal and consents hereto may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Proposal by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart hereof.

IN WITNESS WHEREOF, this Proposal is executed and delivered as of the day and year first above written.

[Signature Pages Follow]

AGENT:

LATERAL JUSCOM FEEDER LLC, as Agent

By:	Lateral Investment Management, LLC, its Manager

By:	/s/ Richard de Silva
Name:	Richard de Silva
Title:	Manager

FORECLOSING LENDER:

LATERAL RECOVERY LLC, as a Lender and a Foreclosing Lender

By:

By:	/s/ Richard de Silva
Name:	Richard de Silva
Title:	Manager

BENCHMARK HOLDINGS LLC, as a Lender and a Foreclosing Lender

By:

By:	/s/ Richard de Silva
Name:	Richard de Silva
Title:	Manager

[Signature Page to Surrender of Collateral and Consent to Strict Foreclosure]

Schedule 1

ACCEPTED AND CONSENTED TO:

FTE:

FTE NETWORKS, INC.

By	/s/ Fred Sacramone
Name	Fred Sacramone
Title	Interim CEO

CREDIT PARTIES:

JUS-COM, INC.

BENCHMARK BUILDERS, INC.

FOCUS VENTURE PARTNERS, INC.

FTE HOLDINGS, LLC

OPTOS CAPITAL PARTNERS, LLC

FOCUS FIBER SOLUTIONS, LLC

CROSSLAYER, INC.

UBIQ COMMUNICATIONS, LLC

FOCUS WIRELESS, LLC

By	/s/ Fred Sacramone
Name	Fred Sacramone
Title	Interim CEO

[Signature Page to Surrender of Collateral and Consent to Strict Foreclosure]